Ply Gem Reports First Quarter 2014 Results

Cary, NC (BUSINESS WIRE) May 12, 2014 - Ply Gem Holdings, Inc. (“Ply Gem” or the “Company”) (NYSE: PGEM), a leading manufacturer of exterior building products in North America, today announced financial results for the quarter ended March 29, 2014.

First Quarter 2014 Highlights

•	Total net sales for the first quarter increased 4.8% to $269.5 million.

•	Net sales in our Windows and Doors segment increased 10.9% while the Siding, Fencing and Stone segment experienced a modest decrease 0.5%.

•	Adjusted EBITDA was ($1.5) million compared to $12.1 million for the first quarter of 2013.

•	Debt refinancing activities expected to generate annual cash interest savings of $21.7 million.

"Our first quarter results reflect the negative impact of the unusually severe winter weather conditions on much of North America during the first quarter of 2014, which resulted in a deceleration in the new construction housing market with a 4% decline in single family housing starts in the first quarter of 2014 as compared to the prior year. Our 2014 first quarter net sales growth demonstrate the positive contribution of our Gienow and Mitten acquisitions which were completed in April and May of 2013, respectively. Despite the slow start to the year, we remain focused on our strategic priorities for the remainder of 2014, while striving to outperform the market across all of our product categories. We remain positive about the long term recovery for the housing industry and our ability to take advantage of the market as it improves." said Gary E. Robinette, Ply Gem's President and CEO.

First Quarter 2014 Financial Results
Net sales increased $12.4 million or 4.8% to $269.5 million compared to $257.1 million for the first quarter of 2013. Our acquisitions of Gienow and Mitten, which were completed during the second quarter of 2013, drove the net sales increase during the quarter ended March 29, 2014 relative to the quarter ended March 30, 2013, but also reduced our operating earnings for the first quarter of 2014 as these entities historically incur lower operating earnings or losses in the first quarter of the year and had not previously been recorded in our consolidated first quarter financial results.

Gross profit margin was 14.8% which represented a contraction of 150 basis points from the first quarter of 2013. The decrease in gross profit margin can be attributed to the organic net sales decrease in our Siding, Fencing, and Stone segment of $19.5 million or 14.2% resulting from the harsh 2014 winter. This sales volume decrease created less operating leverage to cover fixed manufacturing costs contributing to lower gross profit. Gross profit was also negatively impacted during the first quarter of 2014 as a result of our efforts to consolidate operations in Western Canada by manufacturing inefficiencies associated with consolidating operations into a single manufacturing site which we anticipate will drive cost efficiency benefits going forward. These negative gross profit factors were partially offset by improved average selling prices as we began to see our previous price increase flow through and the elimination of certain operating inefficiencies in our Windows and Doors segment.

Operating earnings (loss) were $(19.6) million, a decrease of $19.0 million from the first quarter of 2013.

Adjusted EBITDA was ($1.5) million compared to $12.1 million in the first quarter of 2013. A reconciliation of non-GAAP (adjusted) financial measures to comparable GAAP financial measures is provided as an appendix to this release.

Siding, Fencing and Stone
Siding, Fencing and Stone's net sales totaled $137.1 million, down $0.7 million, or 0.5%, compared to $137.7 million in the first quarter of 2013. Excluding the Mitten acquisition, our Siding, Fencing, and Stone net sales decreased $19.5 million or 14.2% for the quarter ended March 29, 2014 compared to the quarter ended March 30, 2013. The net sales decrease was caused by the severe winter weather that impacted significant portions of North America particularly the Northeast, upper Midwest, and Eastern seaboard regions where the majority of our vinyl siding is sold. Gross profit margin for the quarter ended March 29, 2014 was 21.9%, a decrease of 270 basis points from the 24.6% for the quarter ended March 30, 2013. The margin decrease was caused by the net sales decrease and the impact on our manufacturing operating leverage as well as unfavorable raw material pricing for the quarter ended March 29, 2014 not yet offset by our recently announced selling price increases.

Windows and Doors
Windows and Doors' net sales totaled $132.4 million, up $13.0 million, or 10.9%, compared to $119.4 million in the first quarter of 2013. The net sales increase was caused by the acquisition of Gienow, which was completed on April 9, 2013. Effective January 2014, our legacy Ply Gem Canada business and Gienow were amalgamated legally into a single entity, Gienow Canada Inc., and operationally into a single location with consolidated manufacturing and sales staff. For the quarter ended March 29, 2014, the combined Western Canadian business had net sales of $27.3 million compared to legacy Western Canadian sales of $14.4 million for the quarter ended March 30, 2013 for an increase of $12.9 million reflecting the positive contribution of Gienow offset by the impact of adverse winter weather in Western Canada and the U.S. which decreased net sales year over year.

Gross profit margin was 7.4% for the quarter ended March 29, 2014 increasing from 6.6% for the quarter ended March 30, 2013 reflecting increased selling prices and operational improvements for the U.S. market offset by manufacturing inefficiencies in Western Canada associated with consolidating our operations into a single manufacturing site.

Recent Developments
On January 30, 2014, Ply Gem Industries completed an offering of $500.0 million aggregate principal amount of 6.50% Senior Notes due 2022 and also entered into a $430.0 million senior secured term loan facility due 2021 (the "Term Loan Facility"). The approximate $927.9 million of net proceeds after discounts from the issuance of the 6.50% Senior Notes and the borrowings under the Term Loan Facility were used by Ply Gem Industries to purchase all of its 8.25% Senior Secured Notes due 2018 and 9.375% Senior Notes due 2017 tendered in tender offers, to satisfy and discharge the remaining obligations, and redeem the remaining notes outstanding, under the indentures governing the 8.25% Senior Secured Notes and 9.375% Senior Notes and to pay related offering fees and expenses. Ply Gem management expects annual cash interest savings of approximately $21.7 million as a result of the 6.50% Senior Notes offering and Term Loan Facility closing.

Outlook
“As we look ahead and our volumes increase, we expect to generate meaningful operating leverage. Despite this near-term deceleration in the market, the long-term outlook for the U.S. housing market remains positive. The opportunity ahead of us is really about recapturing margin in our Windows and Doors segment as that continues to scale as volume expands, regional builders become more active in the market, and pricing discipline returns. I am pleased with the improvement that we are seeing in the operating performance of our U.S. window and doors business and the progress we are making in many areas including selling price and operational improvements. I remain confident in our ability to deliver the $15.0 to $20.0 million of cost savings and synergies from our Gienow and Mitten acquisitions as well as our overall growth prospects. Ply Gem has an attractive position in the market place and we’ll continue to strengthen our position as underlying macro trends improve and we move past these unprecedented weather conditions,” Mr. Robinette said.

Webcast
Ply Gem management will host a webcast today, Monday, May 12, 2014 at 10:00 a.m. Eastern to discuss first quarter results. To access the webcast, visit www.plygem.com and click on Investor Relations. The webcast link will be available under “Upcoming Events” as well as "Events & Presentations". If internet access is not available, please dial 877-201-0168, participant passcode 37079243. International participants, please dial 647-788-4901, participant passcode 37079243. A replay of the call will be available on our website through June 12th.

About Ply Gem
Ply Gem, listed on the New York Stock Exchange under the symbol PGEM and headquartered in Cary, N.C., is a leading manufacturer of exterior building products in North America. Ply Gem produces a comprehensive product line of windows and patio doors, vinyl siding, designer accents, cellular PVC trim and mouldings, fencing and composite railing, aluminum coil and related accessories, stone veneer and gutterware, used in both new construction and home repair and remodeling in the United States and Canada. Ply Gem siding brands include Mastic Home Exteriors®, Variform®, NAPCO®, Mitten®, Ply Gem® Stone, Kroy®, Cellwood®, Ply Gem® Trim, Georgia-Pacific, Durabuilt®, Richwood®, Leaf Relief®, Gutter Warrior™ and Monticello® Columns. Ply Gem windows and patio door brands include Ply Gem® Windows, Mastic® Replacement Windows, Ply Gem® Canada, Gienow® and Great Lakes® Window. The Company’s brands are sold through short-line and two-step distributors, pro dealers, home improvement dealers and big box retailers. Ply Gem employs approximately 6,500 associates across North America. Visit www.plygem.com for more information.

Note: As used herein, the term “Ply Gem” refers to Ply Gem Holdings, Inc. and all its subsidiaries, including Ply Gem Industries, Inc., unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations.

Forward-Looking Statements
This press release and oral statements made from time to time by our representatives may contain certain statements that are not historical facts, including information concerning possible or assumed future results of our operations. Those statements constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed in or implied by our forward-looking statements, including: the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic and business conditions, conditions affecting the industries we serve and our customers, the rate of sales growth, availability of labor force and efficiencies, product liability claims, our high degree of leverage and other factors discussed in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including the Company’s most recent Annual and Quarterly Reports on Form 10-K and Form 10-Q. Many of these factors are outside of the Company’s control and all of these factors are difficult or impossible to predict accurately. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
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PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended
(Amounts in thousands, except share and per share data)	March 29, 2014	March 30, 2013

Net sales	$269,465	$257,097
Cost of products sold	229,652	215,251
Gross profit	39,813	41,846
Operating expenses:
Selling, general and administrative expenses	54,080	38,216
Amortization of intangible assets	5,322	4,202
Total operating expenses	59,402	42,418
Operating loss	(19,589)	(572)
Foreign currency loss	(228)	(33)
Interest expense	(18,518)	(23,668)
Interest income	24	15
Tax receivable agreement liability adjustment	(4,373)	—
Loss on modification or extinguishment of debt	(21,364)	—
Loss before provision (benefit) for income taxes	(64,048)	(24,258)
Provision (benefit) for income taxes	(12,470)	3,849
Net loss	$(51,578)	$(28,107)
Basic and diluted net loss attributable to common shareholders per share	$(0.76)	$(0.57)
Basic and diluted weighted average shares outstanding	67,745,331	48,962,494

The accompanying notes are an integral part of these unaudited condensed consolidated statements of operations.

1.    The accompanying unaudited condensed consolidated statements of operations of Ply Gem Holdings, Inc. (the “Company”) do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The selected balance sheet data for the periods presented in Note 5 has been derived from the December 31, 2013 audited consolidated financial statements of the Company and the unaudited condensed consolidated financial statement of the Company as of March 29, 2014, and does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The Company’s fiscal quarters are based on periods ending on the Saturday of the last week in the quarter. Therefore the financial results of certain fiscal quarters will not be exactly comparable to the prior and subsequent fiscal quarters.

2.    We define adjusted EBITDA as net income (loss) plus interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization, non-cash foreign currency gain/(loss), non-cash loss (gain) on modification or extinguishment of debt, restructuring and integration expenses, acquisition costs, customer inventory buybacks, tax receivable liability adjustments, impairment charges, litigation settlements and management fees paid under our advisory agreement with an affiliate of CI Capital Partners. Other companies may define adjusted EBITDA differently and, as a result, our measure of adjusted EBITDA may not be directly comparable to adjusted EBITDA of other companies. Management believes that the presentation of adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) internally measure our operating performance and (ii) determine our incentive compensation programs. In addition, the Company's senior secured asset-based revolving credit facility has certain covenants that apply ratios utilizing this measure of adjusted EBITDA. Although we use adjusted EBITDA as a financial measure to assess the performance of our business, the use of adjusted EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net earnings in accordance with GAAP as a performance measure. You are cautioned not to place undue reliance on adjusted EBITDA.

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the three months ended
	March 29, 2014	March 30, 2013
Net loss	$(51,578)	$(28,107)
Interest expense, net	18,494	23,653
Provision (benefit) for income taxes	(12,470)	3,849
Depreciation and amortization	11,284	9,715
Non cash loss on foreign currency transactions	228	33
Acquisition costs	—	315
Management fee (terminated in May 2013)	—	235
Customer inventory buybacks	123	—
Restructuring/integration expense	1,717	2,380
Litigation settlement	5,000	—
Tax receivable agreement liability adjustment	4,373	—
Loss on modification or extinguishment of debt	21,364	—
Adjusted EBITDA	$(1,465)	$12,073

3.	Operating segment results for the three months ended March 29, 2014 and March 30, 2013 are as follows:

	For the three months ended
(Amounts in thousands)	March 29, 2014		March 30, 2013
Net sales
Siding, Fencing and Stone	$137,055	51%	$137,725	54%
Windows and Doors	132,410	49%	119,372	46%
	$269,465	100%	$257,097	100%
Gross profit
Siding, Fencing and Stone	$30,068	22%	$33,945	25%
Windows and Doors	9,745	7%	7,901	7%
	$39,813	15%	$41,846	16%

Operating earnings (loss)
Siding, Fencing and Stone	$6,868	5%	$17,114	12%
Windows and Doors	(20,497)	(15)%	(12,096)	(10)%
Unallocated	(5,960)	(2)%	(5,590)	(2)%
	$(19,589)	(7)%	$(572)	—%

4.	Long-term debt amounts in the selected balance sheets at March 29, 2014 and December 31, 2013 consisted of the following:

	March 29, 2014	December 31, 2013
(Amounts in thousands)

Senior secured asset based revolving credit facility	$40,000	$—
6.50% Senior notes due 2022, net of
unamortized early tender premium and
discount of $44,475 and $0, respectively	455,525	—
Term Loan Facility due 2021, net of
unamortized early tender premium and
discount of $37,132 and $0, respectively	392,868	—
8.25% Senior secured notes due 2018, net of
unamortized early tender premium and
discount of $0 and $30,426, respectively	—	725,574
9.375% Senior notes due 2017, net of
unamortized discount of $0 and $4,546, respectively	—	91,454
	$888,393	$817,028

5. The following is a summary of selected balance sheet amounts at March 29, 2014 and December 31, 2013:

	March 29, 2014	December 31, 2013
(Amounts in thousands)

Cash and cash equivalents	$15,495	$69,801
Accounts receivable, less allowances	163,579	140,062
Inventories	153,052	135,470
Prepaid expenses and other current assets	27,475	23,214
Property and equipment, net	110,233	111,647
Intangible assets, net	103,546	110,012
Goodwill	418,487	420,228
Accounts payable	77,231	82,981
Payable to related parties pursuant to tax receivable agreement- non-current	15,996	11,623
Long-term debt	888,393	817,028
Stockholders' deficit	(107,171)	(51,996)

Ply Gem Holdings, Inc.
Investor Relations Contact:
investors@plygem.com
919-677-3901